Exhibit 99.3
                        Independent Accountants' Consent


To the Board of Directors and Member of
Citigroup Managed Futures LLC:


We consent to the use of our report dated March 7, 2003 with respect to the statement of financial condition of Salomon Smith Barney Orion Futures Fund L.P. (the "Partnership") as of December 31, 2002, and the related statements of income and expenses and of partners' capital and we consent to the use of our report dated March 14, 2003 with respect to the statement of financial condition of Citigroup Managed Futures LLC (formerly Smith Barney Futures Management LLC) as of December 31, 2002, each of which is included in the Form 10/A of the Partnership dated August 12, 2003.





KPMG LLP
New York, New York
August 12, 2003